UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2017 (December 18, 2017)

LINN ENERGY, INC.

(Exact name of registrant specified in its charter)

Delaware	000-51719	81-5366183
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis Street Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On December 18, 2017, Linn Energy Holdings, LLC (“LEH”) and Linn Operating, LLC (“LOL” and together with LEH, the “Seller”), each of which is a wholly owned subsidiary of Linn Energy, Inc. (the “Company”), entered into a purchase and sale agreement (the “PSA”) with an undisclosed buyer (the “Buyer”). Pursuant to the terms of the PSA, the Seller agreed to sell producing wells and developed acreage covering approximately 179,000 net acres located in Texas and Oklahoma (the “Assets Sale”) to the Buyer for a contract price of $122.0 million, subject to closing adjustments. Proceeds from the Assets Sale are expected to be added as additional cash on the Company’s balance sheet to be used for general corporate purposes. The Assets Sale is expected to close in the first quarter of 2018, with an effective date of October 1, 2017.

The PSA contains various representations, warranties, covenants and indemnification obligations of the Seller and the Buyer that are customary in transactions of this type. The closing is subject to satisfaction or waiver of specified conditions, including the material accuracy of the representations and warranties of the Seller and the Buyer. There can be no assurance that these closing conditions will be satisfied.

The PSA may be terminated, subject to certain exceptions, (i) by mutual written consent of the Seller and the Buyer, (ii) resulting from certain material breaches of the PSA that remain uncured and cause the failure of certain closing conditions, (iii) if the closing has not occurred on or before March 30, 2018, (iv) in the event the conditions related to the Title Defect Values (as defined in the PSA) and the Aggregate Environmental Defect Values (as defined in the PSA) are not satisfied and (v) upon the occurrence of certain other events specified in the PSA.

On December 19, 2017, the Buyer paid into escrow an earnest money deposit (the “Deposit Amount”). If the PSA is terminated under certain circumstances involving a breach of the PSA by the Buyer, the Seller will be entitled to receive the Deposit Amount as liquidated damages. Alternatively, if the PSA is terminated under certain circumstances involving a breach of the PSA by the Seller, the Buyer will be entitled, if the Buyer does not seek and successfully enforce specific performance of the PSA, to receive the Deposit Amount and to seek to recover damages for such breach in an amount not to exceed the Deposit Amount. If the closing of the PSA occurs, the Deposit Amount will be applied as a credit toward the purchase price.

The foregoing description of the PSA and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the PSA, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking and are based upon the Company’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to consummate the Assets Sale as contemplated by the PSA and the risk factors and known trends and uncertainties as described in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2017	LINN ENERGY, INC.

	By:	/s/ Candice J. Wells
	Name:	Candice J. Wells
	Title:	Senior Vice President, General Counsel and Corporate Secretary